Exhibit 23(b)
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-68895 and 333-54848 on Form S-3 and Registration Statements No. 33-28397, 33-28398, and 33-24051 on Form S-8 of Vulcan Materials Company of our reports dated January 31, 2001 (February 28, 2001 as to Note 14 and July 3, 2001 as to Note 15) (which express an unqualified opinion and include an explanatory paragraph relating to the restatement described in Note 15), appearing in and incorporated by reference in the Annual Report on Form 10-K/A of Vulcan Materials Company for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of these Registration Statements.

DELOITTE & TOUCHE LLP

Birmingham, Alabama
July 12, 2001